Exhibit 99.1

 Advanta Receives Final IRS Approval Regarding Settlement with Bank of America

     SPRING HOUSE, Pa.--(BUSINESS WIRE)--Feb. 3, 2005--Advanta Corp. (NASDAQ:ADVNB;ADVNA) announced today that the Internal Revenue Service has given final approval of the settlement of the tax disputes between Advanta Corp. and FleetBoston Financial Corporation, which was acquired by Bank of America Corporation (NYSE:BAC) in 2004. The settlement of the tax disputes is part of Advanta's agreement with Bank of America. As a result of the IRS approval, Advanta received $63.8 million in cash from Bank of America, representing a return of the payments that were made to Fleet in the Delaware state court litigation in early 2004. Consistent with the terms of the settlement, all outstanding litigation between the two companies is being dismissed. The settlement results in a net after-tax gain of approximately $61 million and an increase in book value of approximately $2.45 per share, as previously outlined. The impact of the settlement, which will be reflected in Advanta's first quarter 2005 results, was not included in the Company's previously announced 2005 guidance estimates.

     Advanta focuses on the small business market and related community, providing funding and support to the nation's small businesses through innovative products and services. Using its direct marketing and information based expertise, Advanta identifies potential customers and provides a high level of service tailored to the unique needs of small businesses. Advanta is one of the nation's largest issuers (through Advanta Bank Corp.) of MasterCard business credit cards to small businesses. Since 1951, Advanta has pioneered many of the marketing techniques common in the financial services industry today, including remote lending and direct mail, affinity and relationship marketing. Learn more about Advanta at www.advanta.com.


     CONTACT: Advanta Corp.
              Chris Curran
              Vice President Investor Relations
              215-444-5335
              ccurran@advanta.com
                or
              Jennifer Lyons
              Communications
              215-444-5073
              AdvantaCommunications@advanta.com